Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-207330, 333-195524, 333-147746 and 333-121353) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-203535 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. and (No. 333-203535-01) on Form S-3 of Digital Realty Trust, L.P. our reports dated February 23, 2017, with respect to the consolidated financial statements and schedules of DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P. included in this Form 8-K of Digital Realty Trust, Inc.

/s/ Ernst & Young LLP

Tysons, Virginia

July 5, 2017